 Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

-- NEWS RELEASE --

CALGON CARBON ELECTS NEW BOARD MEMBER

PITTSBURGH, PA -- August 4, 2008 - Calgon Carbon Corporation (NYSE: CCC) is pleased to announce the election of William J. Lyons (59) to its board of directors. He has served as executive vice president and chief financial officer of CONSOL Energy Inc. since 2005. CONSOL Energy Inc. is a leading producer of coal and coal bed methane that reported revenue of $3.8 billion for 2007.

Mr. Lyons began his career with CONSOL Energy in 1976 as an accountant, and served in various positions of increasing responsibility in the Controller’s Department until his election in 1997 as vice president and controller. The CONSOL Energy Board of Directors elected him senior vice president and chief financial officer in 2000. He was elected executive vice president in 2005.

Mr. Lyons is a Certified Public Accountant and a Certified Management Accountant. He obtained both a Bachelor of Science degree in business administration and a Master of Science degree in accounting from Duquesne University.

Mr. Lyons is a member of the Boards of Directors of CNX Gas Corporation and Duquesne University where he is a member of the Executive Committee and Chairman of the Audit and Finance Committee.

Commenting on the announcement, John Stanik, chairman, president and chief executive officer of Calgon Carbon, said “I am extremely pleased that Bill is joining our board. His extensive corporate financial expertise will be a welcome addition. Also, since coal and natural gas are major components of our activated carbon manufacturing process, his many years of experience in the energy sector will prove invaluable.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

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